Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-11 of Great Ajax Corp. of our report dated September 22, 2014, relating to the balance sheet of Great Ajax Corp. as of March 31, 2014, and of our report dated December 29, 2014, relating to the consolidated financial statements of Great Ajax Corp. as of September 30, 2014, and for the period from January 30, 2014 through September 30, 2014, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

February 2, 2015